Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-128980

Prospectus Supplement to Prospectus dated November 14, 2005

                        NEWPORT INTERNATIONAL GROUP, INC.

                       11,155,6674 shares of Common Stock

         This prospectus supplement updates the prospectus dated November 14, 2005 relating to the offer for sale of up to 11,155,674 shares of common stock of Newport International Group, Inc. by the selling security holders identified in the prospectus and their pledgees, donees and other successors in interest. The selling security holders may sell the securities through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution" beginning on page 54 of the prospectus.

         We are providing this prospectus supplement to update the table under the caption "Selling Security Holders" in the prospectus dated November 14, 2005. The table of Selling Security Holders contained in the prospectus dated November 14, 2005 as it relates to the securities of Barry Davidson is replaced with the following information, which is based upon information provided to us by the selling security holders and is accurate to the best of our knowledge as of November 14, 2005. Unless we indicate otherwise, the information in this prospectus supplement is as of November 22, 2005.

                                         Number      Percentage       Shares        Shares to       Percentage
Name of Selling                        of shares    owned before      to be          be owned       owned after
Security Holder                          owned        offering       offered      after offering     offering
---------------                        ---------    ------------    ----------    --------------     --------
ATN Enterprises LLC (1) .............    750,000        2.2%           750,000              0          n/a
Sundar Communications Group (2) .....    175,000        *              175,000              0          n/a
Robert Lucas and Shelly Lucas (3) ...    927,272        2.8%           927,272              0          n/a
Roger Ostergren (4) .................     57,955        *               57,955              0          n/a
Lars-Goran Ostergren (5) ............    304,468        *              467,197              0          n/a
Sandra L. Hagan Revocable Trust(6) ..    298,864        *              298,864              0          n/a
Kenneth Eldridge (7) ................    115,909        *              115,909              0          n/a
Kobe Partners, LP (8) ...............    115,909        *              115,909              0          n/a
Jenell Del Rio (Fontes) (9) .........  1,593,571        4.5%         2,090,000        603,571          1.8%
Curtis Lawler (10) ..................  2,320,000        6.7%         3,530,000              0          n/a
John Goli (11) ......................     33,334        *               73,334              0          n/a
Carsten Bosse (12) ..................     33,334        *               73,334              0          n/a
Gavin Richies (13) ..................    927,272        3.3%           927,272              0          n/a
Alvin Siegel (14) ...................     63,750        *               63,750              0          n/a
Edge LLC (15) .......................     63,750        *               63,750              0          n/a
Christopher Gordon (16) .............    115,909        *              115,909              0          n/a
Vincent LaBarbara (17) ..............     49,261        *               49,261              0          n/a
Nunley Investments LLC (18) .........    173,864        *              173,864              0          n/a
Austin Gleason Pension Plan (19) ....    173,864        *              173,864              0          n/a
Leonard Shiller (20) ................    115,909        *              115,909              0          n/a
Edge Capital Partners (21) ..........     63,750        *               63,750              0          n/a
Michael T. Ryan .....................    100,000        *              100,000              0          n/a
Sharon Stanowski ....................    100,000        *              100,000              0          n/a
Richard David (22) ..................    872,682        2.6%           100,000        772,681          2.3%
Gad Janay (23) ......................    505,504        1.5%           201,755        303,749          n/a
Tim Billard (24) ....................    231,818        *              231,818              0          n/a
                                                                    ----------
         Total ......................                               11,155,674

*   represents less than 1%

(1) Mr. Steven Fischler has voting and dispositive control over securities held by ATN Enterprises LLC.

(2) Mr. Jason Sundar has voting and dispositive control over securities held by Sundar Communications Group.

(3) The number of shares owned and offered includes 200,000 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.30 per share.

(4) The number of shares owned and offered includes 12,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.30 per share.

(5) The number of shares owned includes (i) 106,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 64,167 shares underlying common stock purchase warrants with exercise prices ranging from $0.375 to $1.30 per share. The number of shares offered includes (i) 266,666 shares underling a 12.5% convertible subordinated promissory debenture, including 53,333 shares which may be issued as interest, and (ii) 64,167 shares underlying common stock purchase warrants with exercise prices ranging from $0.375 to $1.30 per share.

(6) The number of shares owned and offered includes 37,500 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Ms. Sandra L. Hagan has voting and dispositive control over securities held by Sandra L. Hagan Revocable Trust.

(7) The number of shares owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(8) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Peter Ockner has voting and dispositive control over securities held by Kobe Partners, LP.

(9) The number of shares owned includes (i) 603,571 shares of our common stock issuable upon the exercise of options with exercise prices ranging from $0.0001 to $0.45 per share, (ii) 733,333 shares underling a 12.5% convertible subordinated promissory debenture, and (iii) 256,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share. The number of shares offered includes (i) 1,833,334 shares underling a 12.5% convertible subordinated promissory debenture, including 366,667 shares which may be issued as interest, and (ii) 256,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share. Ms. Fontes is an employee of our company.

(10) The number of shares owned includes 800,000 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 280,000 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 2,000,000 shares underling a 12.5% convertible subordinated promissory debenture, including 400,000 shares which may be issued as interest, and (ii) 280,000 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(11) The number of shares owned includes 26,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 6,667 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 66,666 shares underling a 12.5% convertible subordinated promissory debenture, including 13,333 shares which may be issued as interest, and (ii) 6,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(12) The number of shares owned includes 26,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 6,667 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 66,666 shares underling a 12.5% convertible subordinated promissory debenture, including 13,333 shares which may be issued as interest, and (ii) 6,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(13) The number of owned and offered includes 200,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(14) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(15) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge LLC. The number of shares beneficially owned by Edge LLC as disclosed in this footnote exclude any holdings of Edge Capital Partners Ltd., an entity over which he holds voting and dispositive power. See footnote 21 to this table.

(16) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(17) The number of owned and offered includes 10,625 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(18) The number of owned and offered includes 37,500 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Pierce D. Nunley has voting and dispositive control over securities held by Nunley Investments LLC.

(19) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Austin Gleason has voting and dispositive control over securities held by the Austin Gleason Pension Plan.

(20) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(21) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge Capital Partners. The number of shares beneficially owned by Edge Capital Partners as disclosed in this footnote exclude any holdings of Edge LLC, an entity over which he holds voting and dispositive power. See footnote 15 to this table.

(22) The number of shares owned includes 202,500 shares of common stock issuable upon the conversion of an outstanding 8% promissory note with a conversion price of $0.375 per share and 114,167 shares issuable upon the exercise of outstanding common stock purchase warrants with exercise prices ranging from $0.375 to $1.25 per share.

(23) The number of shares owned includes 202,499 shares of common stock issuable upon the conversion of an outstanding 8% promissory note with a conversion price of $0.375 per share and 43,516 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. The number of shares offered includes 43,516 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(24) The number of shares owned and offered includes 50,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

         This prospectus supplement is not complete without the prospectus dated November 14, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

           The date of this prospectus supplement is November 22, 2005